Exhibit 99.1

Exhibit 99.1

Transocean Partners Announces Adjournment of Special Meeting until December 6, 2016

LONDON – November 16, 2016 – Transocean Partners LLC (NYSE: RIGP)  (the “Company”) announced today that it reconvened and adjourned, without a vote, the Company’s previously rescheduled special meeting of common unitholders to vote on the proposed merger with a subsidiary of Transocean Ltd. (“Transocean”). The special meeting will reconvene on Tuesday,  December 6, 2016, at 3:00 p.m. local time at the Company’s offices at 40 George Street, 4th Floor, London, England W1U 7DW, United Kingdom.  The record date for common unitholders entitled to vote at the special meeting remains September 22, 2016.

During the period of the adjournment, the Company will continue to solicit proxies from its common unitholders. Common unitholders who have not already submitted a proxy are encouraged to do so.

Any common unitholder who has previously submitted a proxy may revoke and submit a new proxy by 11:59 p.m. Eastern time on December 5, 2016, or vote in person at any time before the polls close at the special meeting on December 6, 2016. Common unitholders who do not wish to revoke their proxy do not need to take any further action. All common units represented by properly submitted proxies that are received in time for the special meeting, as adjourned, and that are not revoked, will be voted at the special meeting in the manner specified by the holder.

Leading independent proxy advisory firms Institutional Shareholder Services Inc., Glass Lewis & Co. LLC and Egan-Jones Ratings Co. recommend common unitholders of the Company vote in favor of the approval of the Merger Agreement and the merger.

The Board of Directors of the Company and the independent conflicts committee of the Company have each unanimously recommended that common unitholders vote “FOR” the proposal to approve the Merger Agreement and the merger.

Today’s adjournment provides common unitholders, who have not yet participated in the critical process, the extended opportunity to vote, which we encourage them to do. Unlike proxy votes on routine annual meeting matters, a non-vote is effectively a “No” vote for the merger. Please vote.

Unitholders who need assistance in voting their common units, or who have questions, are encouraged to contact the Company’s proxy solicitor,  Innisfree M&A Incorporated, at (888) 750-5834 from U.S. and Canada or (412) 232-3651 from other countries.

About Transocean Partners

Transocean Partners was formed as a growth-oriented limited liability company by Transocean Ltd. to own, operate and acquire modern, technologically advanced offshore drilling rigs. Transocean Partners’ assets consist of 51 percent interests in subsidiary companies that own and operate three ultra-deepwater drilling rigs.

For more information about Transocean Partners, please visit: www.transoceanpartners.com.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding the proposed transaction, including its effects, benefits and costs savings, opinions, forecasts, projections, expected timetable for completion, expected distribution and any other statements regarding the Company’s and Transocean’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws. We can give no assurance that such expectations will prove to have been correct. These statements are subject to risks, uncertainties and assumptions including, among other things, satisfaction of the closing conditions to the merger, the risk that the contemplated merger does not occur, negative effects from the pendency of the merger, the ability to realize expected cost savings and benefits, failure to obtain the required vote of the Company’s unitholders, the timing to consummate the proposed transaction, the adequacy of and access to sources of liquidity, the Company’s and Transocean’s inability to obtain drilling contracts for rigs that do not have contracts, the Company’s and Transocean’s inability to renew drilling contracts at comparable dayrates, operational performance, the impact of regulatory changes, the cancellation of drilling contracts currently included in each company’s reported contract backlog, and other risk factors that are discussed in the Company’s and Transocean’s most recent Annual Report on Form 10-Ks, as well as its other filings with the SEC available at the SEC’s Internet site (www.sec.gov). Actual results may differ materially from those expected, estimated or projected.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.

Additional Information

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, THE REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC REGARDING THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. These documents contain important information about the proposed transaction that should be read carefully before any decision is made with respect to the proposed transaction. Investors may obtain free copies of these documents and other documents filed with the SEC by the Company and Transocean through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company are available free of charge on the Company’s internet website at: www.transoceanpartners.com. Copies of the documents filed with the SEC by Transocean are available free of charge on Transocean’s internet website at: www.deepwater.com. You may also read and copy any reports, statements and other information filed by Transocean and Transocean Partners with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

Participants in Solicitation

The Company, Transocean, their respective directors and certain of their respective executive officers may be considered, under SEC rules, participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 25, 2016, and its proxy statement for its 2016 annual meeting of unitholders, which was filed with the SEC on March 17, 2016. Information about the directors and executive officers of Transocean are set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 25, 2016, and its proxy statement for its 2016 annual general meeting of shareholders, which was filed with the SEC on March 18, 2016. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the transaction, by security holdings or otherwise, is contained in the proxy statement/prospectus and other relevant materials that may be filed with the SEC.

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647